Exhibit 21

Subsidiaries of Registrant

    The following subsidiaries are direct or indirect subsidiaries of the Company:

  VBI Inc., a Delaware corporation
  Golf Card International Corp., a Delaware corporation
  Camp Coast to Coast, Inc., a Delaware corporation
  Coast Marketing Group, Inc., a Delaware corporation
  Golf Card Resort Services, Inc., a Delaware corporation
  TL Enterprises, Inc., a Delaware corporation
  Golf Card Holding Corporation, a Delaware corporation
  GSS Enterprises, Inc., a Delaware corporation
  FEDCOR, Inc., a Delaware corporation (formerly National Association for Female Executives, Inc.)
  Woodall Publications Corporation, a Delaware corporation
  AGI Properties of Colorado, Inc., a Delaware corporation
  Affinity Group Thrift Holding Corporation, a Delaware corporation
  Affinity Road and Travel Club, Inc., a Texas corporation
  Affinity Brokerage, Inc., a Delaware corporation
  Camping Realty, Inc., a Kentucky corporation
  Camping World, Inc., a Kentucky corporation
  Camping World Insurance Services of Nevada, Inc., a Nevada corporation
  CWI, Inc., a Kentucky corporation
  CW Michigan, Inc., a Delaware corporation
  CW Texas, LP, a Minnesota limited partnership
  Ehlert Publishing Group, Inc., a Minnesota corporation
  Exposition Group, Inc., a Minnesota corporation
  AGI Real Estate Holding, Inc., a Delaware corporation
  Thunder Press, a California corporation
  Camping World RV Sales, Inc., a Delaware corporation

74